EXHIBIT 99.1

Union Planters Comments on Mortgage Transition and
Outlines Earnings Impact for the Fourth Quarter and 2004

MEMPHIS, Tenn. — (December 15, 2003) Consistent with the message provided in its third quarter earnings release, Union Planters Corporation (NYSE: UPC) today announced that due to a reduction in mortgage loan volumes and increased competitive pressure on pricing, revenue from the Company’s mortgage banking segment would be significantly lower in the fourth quarter compared to the third quarter of 2003. Mortgage volumes in the fourth quarter are projected to decrease more than fifty percent from third quarter levels. The decline in mortgage activity, which occurred at a much faster pace than anticipated, is resulting in a reduction in revenue from originations and loans held for resale balances, while greater industry-wide competitive pricing pressures are reducing the gains from the sale of these loans. As a result, the Company expects earnings per diluted share for 2003 to range between $2.51 and $2.56. The impact on 2004 is expected to be a decline in earnings, excluding any restructuring charge, of five to ten percent below 2003.

“In our third quarter earnings release, we discussed that there would be a challenging transition period over the next few quarters created by a decline in record levels of mortgage refinance activity. At that time, we expected that the decline in mortgage banking revenue would be replaced by a reduction of related expenses, growth in our core banking products, as well as improvement in credit costs,” stated Jackson W. Moore, Chairman, President and CEO. “We still expect all of these opportunities to happen; however, the end of the refinancing boom occurred at a much faster rate than we anticipated, and as a result, we are accelerating our initiatives to reduce operating costs and streamline operations.

“We are finalizing plans that will provide greater detail on actions to mitigate the decline in mortgage revenues. This plan will be communicated in concert with our fourth quarter earnings release and will likely include a 2004 restructuring charge covering severance and other costs associated with aligning capacity with a reduction in volumes. In addition to rightsizing the mortgage banking operation, the restructuring will focus on accelerating our stated initiatives such as improving credit quality, reducing the risk profile of our loan portfolio, enhancing our customer base and rationalizing our branch network.

“In addition to the aggressive management of our cost structure, we are also placing a greater emphasis on originating adjustable-rate mortgages. Contributions from non mortgage banking-related activity continue to perform in line with expectations. We expect to see continued demand for our home equity product, solid residential construction activity and growth in commercial loan demand consistent with improvement in the overall economy. Additionally, we continue to be pleased with the improvement in our credit quality, and we currently expect nonperforming assets to decline for the fifth consecutive quarter.

“While the restructuring of our mortgage business will have a short-term impact of reducing 2004 earnings, we are well positioned with a strong balance sheet, a solid core banking franchise, and capital levels that continue to support our strong dividend payment and share repurchase program. During the fourth quarter, the Company repurchased 5.0 million shares of its common stock. Additionally, the Board of Directors authorized the repurchase of up to 20.0 million shares, bringing the total number of shares authorized for repurchase to 24.7 million.”

About Union Planters

Union Planters Corporation, Memphis, Tennessee, with total assets of over $32 billion as of September 30, 2003, is the largest bank holding company in Tennessee and among the 25 largest bank holding companies in the United States. Union Planters Bank, National Association, the principal banking subsidiary, was founded in 1869 and operates branches in 12 states: Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. Union Planters offers a full range of commercial and consumer financial solutions through a network of 732 banking offices, 946 ATMs and the resources of specialized business units. Trust services include investment management, personal trust services, employee benefit administration and proprietary mutual funds. Investment and insurance services include annuities, brokerage, life insurance, title insurance and debt cancellation on consumer lending products. Union Planters Mortgage provides a full range of mortgage products through Union Planters banking centers and a network of mortgage production offices in 20 states. Capital Factors, Inc., based in Boca Raton, Florida, provides receivable-based commercial financing and related fee-based credit, collection and management information services. Capital Factors has regional offices in Atlanta, Georgia; Charlotte, North Carolina; Dallas, Texas; Los Angeles, California; and New York, New York. Strategic Outsourcing, Inc., based in Charlotte, North Carolina, provides professional employment services such as payroll administration, tax reporting, compliance, workers’ compensation, insurance and benefits management. Union Planters Corporation’s common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the Standard and Poor’s 500 Index, the Standard and Poor’s 500 Regional Banks Index, the Standard and Poor’s 500 Financials Index, the NYSE Composite Index and the Russell 1000 Index.

Forward-looking statement disclosure

This press release contains forward-looking statements relating to management’s expectations regarding: expected trends in mortgage activity and related revenue and expense, loan originations, credit quality, nonperforming assets, the impact of branch sales, and the overall economy. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. Union Planters’ actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters’ filings with the Securities and Exchange Commission, specifically “Risk Factors” in the 2002 Annual Report on Form 10-K and “Cautionary Statement Regarding Forward-Looking Information” in Appendix F of Union Planters’ 2003 Proxy Statement Including 2002 Annual Financial Disclosures and Form 10-Q filed on November 12, 2003. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrences of unanticipated events.

Contact for Investors:
Richard Trigger
Senior Vice President
(901) 580-5974

Contact for Media:
Victor Rocha
Vice President
(901) 580-5344